Exhibit 10.33

SEPARATION OF EMPLOYMENT AGREEMENT AND

MUTUAL GENERAL RELEASES

WHEREAS Jane H. Hollingsworth (hereinafter “Ms. Hollingsworth”) has been employed by Auxilium Pharmaceuticals, Inc. (hereinafter “Auxilium”) in the position of Executive Vice President, Secretary and General Counsel; and

WHEREAS Ms. Hollingsworth and Auxilium are parties to an Employment Agreement entered into as of April 21, 2004 (hereinafter “the Employment Agreement”); and

WHEREAS Auxilium gave notice to Ms. Hollingsworth on August 31, 2004 of its intention to terminate Ms. Hollingsworth’s employment without cause; and

WHEREAS Ms. Hollingsworth and Auxilium mutually desire to terminate amicably Ms. Hollingsworth’s employment with Auxilium effective December 31, 2004 and to terminate the Employment Agreement effective December 31, 2004 except as set forth herein.

IT IS HEREBY AGREED by and between Ms. Hollingsworth and Auxilium as follows:

1. Ms. Hollingsworth, for and in consideration of the undertakings of Auxilium set forth herein, and intending to be legally bound, does hereby permanently and irrevocably sever her employment relationship with Auxilium as of December 31, 2004 (the “Separation Date”), and also does hereby REMISE, RELEASE AND FOREVER DISCHARGE Auxilium and its subsidiaries and affiliated entities, and, in their capacities as such, its and their officers, directors, shareholders, employees and agents, its and their respective successors and assigns, heirs, executors, and administrators (hereinafter referred to collectively as “RELEASEES”) of and from any and all actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which she ever had, now has, or which her heirs, executors or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of her employment with Auxilium up to and including the Separation Date, and particularly, but without limitation, any claims arising from or relating in any way to her employment relationship or the termination of her employment relationship with Auxilium, including, but not limited to, any claims which have been asserted, could have been asserted or could be asserted now or in the future, including any claims under any federal, state or local laws, including but not limited to the Pennsylvania Human Relations Act, 43 P.S. §951 et seq; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S. C. §2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq., the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.; any claims relating to or arising under the Employment Agreement, any common law contract or tort claims now or hereafter recognized, and all claims for counsel fees and costs.

2. Auxilium, for and in consideration of the undertakings of Ms. Hollingsworth as set forth herein, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE Ms. Hollingsworth, of and from any and all actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which it ever had, now has, or which its heirs, executors or administrators may have, by reason of any matter, cause or thing whatsoever, with the exception of matters arising from or relating to Ms. Hollingsworth’s fraudulent or illegal acts, from the beginning of its employment of Ms. Hollingsworth up to and including the Separation

Date, and particularly, but without limitation, any claims arising from or relating in any way to its employment relationship or the termination of its employment relationship with Ms. Hollingsworth.

3. In full consideration of Ms. Hollingsworth’s execution of this Separation of Employment Agreement and General Release, provided that it is not revoked pursuant to paragraph 15 herein, and her agreement to be legally bound by its terms, Auxilium agrees to:

(a) pay Ms. Hollingsworth her fully salary and provide Ms. Hollingsworth with full benefits pursuant to her Employment Agreement through December 31, 2004;

(b) provide Ms. Hollingsworth with nine (9) months of severance benefits, beginning on January 1, 2005, as set forth in Section 2.1 (b)(I) of the Employment Agreement, with such severance benefits to be provided in accordance with the terms of that provision and based upon Ms. Hollingsworth’s current annual Base Salary of $213,471;

(c) if Ms. Hollingsworth elects under COBRA to continue the medical, dental and prescription drug coverage in effect as of December 31, 2004, then pursuant to and in accordance with the terms of Section 2.1 (b) (ii) of the Employment Agreement, Auxilium will pay the COBRA premiums for such coverage from January 1, 2005 through March 31, 2006, provided that Auxilium’s obligation to continue to pay the COBRA premiums for such coverage will cease when Ms. Hollingsworth becomes eligible to receive such benefits from another employer and Ms. Hollingsworth agrees to promptly notify Auxilium if she becomes eligible to receive such benefits from another employer;

(d) provide Ms. Hollingsworth with her current automobile allowance through December 31, 2004;

(e) cooperate with Ms. Hollingsworth regarding the conversion of her current life insurance policy to an individual policy;

(f) provide Ms. Hollingsworth with a laptop computer comparable to the one she currently uses;

(g) pay to Ms. Hollingsworth, on or before January 15, 2005, her accrued but unused vacation benefits as of December 31, 2004;

(h) defend, indemnify and hold harmless Ms. Hollingsworth from any claims brought against her relating to her employment relationship, ownership interest or official status with Auxilium in accordance with the provisions of Auxilium’s Fifth Restated Certificate of Incorporation, paragraph Seventh A, and Ms. Hollingsworth agrees to cooperate with Auxilium in the defense of any such claims;

(i) vest Ms. Hollingsworth’s stock options and restricted stock in accordance with the express terms of the Employee Stock Option Plan and Restricted Stock Plan;

(j) not contest Ms. Hollingsworth’s claim for unemployment compensation benefits, although Ms. Hollingsworth recognizes that any determination as to her eligibility for such benefits will not be made by Auxilium. but rather by the Pennsylvania Department of Labor;

(k) pay to Ms. Hollingsworth, attorneys, Console Law Offices, LLC, Five Thousand Dollars ($5,000.00) for legal fees incurred in connection with the negotiation of this Agreement; and

(l) issue an announcement within five (5) working days of Ms. Hollingsworth’s execution of this Agreement, in the form attached to as Exhibit “A.”

4. All payments to be made pursuant to paragraphs 3(a) and 3(c) hereunder shall be subject to payroll deductions required by law or authorized by Ms. Hollingsworth.

5. Except as set forth herein, it is expressly agreed and understood that, after the Separation Date, Auxilium will not have any obligation to provide Ms. Hollingsworth at any time in the future with any payments, benefits or considerations other than those recited in paragraphs 3(a) - 3(l) above other than any vested benefits to which Ms. Hollingsworth may be entitled under the terms of Auxilium’s benefit plans.

6. The parties agree that after September 30, 2004, Ms. Hollingsworth will no longer serve as Auxilium’s Executive Vice President, Secretary and General Counsel, and that between October 1, 2004 and December 31, 2004, Ms. Hollingsworth will be permitted to work from home, with the exception of a meeting with Ms. Henwood one day per month, to be scheduled at the mutual convenience of Ms. Hollingsworth and Ms. Henwood, to discuss the status of the projects listed below. In addition, between October 1, 2004 and December 31, 2004, Ms. Hollingsworth will only be responsible for undertaking the following activities:

(a) attending a meeting of Auxilium Holdings Inc., to take place in Wilmington, Delaware in November, following which Ms. Hollingsworth agrees to formally resign from the Board of the Delaware Holding Company of Auxilium;

(b) documenting the status of, and actions that have been taken in, the patent arena with respect to products and dose forms, and preparing an outline of a proposed plan for such matters;

(c) updating management with respect to the status of Auxilium’s trademarks and its future plans for trademarks for Auxilium and its products; and

(d) undertaking research into whether Auxilium’s “unique trade dress” is protectable and able to be retained as the unique “look” for Testim™ in the event that products generic to Testim™ were to enter the market in the future.

7. Ms. Hollingsworth expressly acknowledges:

(a) her ongoing obligations to Auxilium under Sections 4, 5, 6 and 7 of the Employment Agreement, which shall remain in full force and effect; and,

(b) the provisions of Section 8 of the Employment Agreement, which shall remain in full force and effect; and

(c) that, pursuant to Section 2.1 (c) of the Employment Agreement, Auxilium’s obligations to provide her with the benefits set forth in paragraphs 3(b) and 3(c) of this Agreement are expressly contingent upon her ongoing compliance with Sections 4, 5, 6, and 7 of the Employment Agreement.

8. Ms. Hollingsworth hereby agrees and recognizes that her employment relationship with Auxilium will be, effective December 31, 2004, permanently and irrevocably severed and that Auxilium has no obligation, contractual or otherwise, to hire, rehire or re-employ her in the future, and she agrees not to seek re-employment with Auxilium.

9. Ms. Hollingsworth agrees to reasonably cooperate with Auxilium in connection with the transition of her duties, with any pending or future claims against Auxilium as to which Ms. Hollingsworth has knowledge, and with any matters with which Employee was involved during her employment with Auxilium. Auxilium agrees to reimburse Ms. Hollingsworth for any reasonable expenses incurred in connection with this provision, upon the submission of appropriate documentation of said expenses. Auxilium also agrees to reimburse Ms. Hollingsworth for any time spent by Ms. Hollingsworth pursuant to this paragraph after December 31, 2004, at a rate of $200 per hour, after Ms. Hollingsworth provides up to fourteen (14) hours of cooperation without charge.

10. Ms. Hollingsworth agrees and acknowledges that the agreement by Auxilium, described herein, is not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by Auxilium and that this agreement is made voluntarily to provide an amicable conclusion of her employment relationship with Auxilium.

11. Ms. Hollingsworth agrees, covenants and promises that she has not communicated or disclosed, and will not hereafter communicate or disclose, the terms of this Separation of Employment Agreement and General Release to any persons with the exception of members of her immediate family, her attorney, and her accountant or tax advisor, each of whom shall be informed of this confidentiality obligation and shall be bound by its terms, or any taxing authority.

12. Ms. Hollingsworth agrees that she will not disparage the personal or professional reputation of Auxilium, its directors, officers, or employees, and Auxilium agrees that it will not disparage the personal or professional reputation of Ms. Hollingsworth.

13. Ms. Hollingsworth hereby certifies that:

(a) she has read the terms of this Separation of Employment Agreement and General Release;

(b) she has been informed by Auxilium, through this document, that she should discuss this Agreement with an attorney of her own choice and has had the opportunity to do so;

(c) she understands the terms and effects of this Agreement;

(d) she has the intention of releasing all claims recited herein in exchange for the consideration described herein, which she acknowledges as adequate and satisfactory to her; and

(e) neither Auxilium nor any of its agents, representatives or attorneys has made any representations to Ms. Hollingsworth concerning the terms or effects of this Separation of Employment Agreement and General Release other than those contained herein.

14. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions or canons of construction that construe agreements against the draftsperson.

15. Ms. Hollingsworth acknowledges that she has been informed that she has the right to consider this Agreement for a period of at least twenty-one (21) days prior to entering into this Agreement. She further acknowledges that she has the right to revoke this Agreement within seven (7) days of its execution by giving written notice of such revocation by hand delivery or fax within said seven (7) day period to Auxilium, Attention: Gerri Henwood, and that if she does exercise this right, this Agreement shall be null and void.

16. Any controversy or claim arising out of or relating to this Agreement shall be settled by a singe arbitrator in an arbitration administered by the American Arbitration under its National Rules for the Resolution of Employment Disputes and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

17. The parties affirm that the terms stated herein are the only consideration for signing this Agreement, than no other representations, promises, or agreements of any kind have been made to or with them by any person or entity whatsoever to cause them to sign this Agreement. Except as set forth herein, this Agreement contains and constitutes the entire understanding and agreement between the parties and supersedes and cancels all previous negotiations, agreements, commitments, and writings in connection therewith.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed the foregoing Separation of Employment Agreement and Mutual Release this 1st day of October, 2004.

WITNESS:	/s/ Jane H. Hollingsworth
Jane H. Hollingsworth

Auxilium Pharmaceuticals Inc.

WITNESS:	BY:	/s/ Gerri A. Henwood
	TITLE:	Chief Executive Officer